UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):March 9, 2026

INNODATA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35774	13-3475943
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

55 Challenger Road
Ridgefield Park, NJ		07660
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (201) 371-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	INOD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2026, Innodata Inc. (the “Company”) and Mr. Rahul Singhal, the Company’s President and Chief Revenue Officer, entered into an employment agreement (the “Agreement”), effective January 1, 2026. The Agreement will continue until terminated by the Company or Mr. Singhal in accordance with its termination provisions.

Under the terms of his employment agreement, Mr. Singhal will receive an annual base salary of $500,000, subject to annual discretionary increases as determined by the Company’s Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). Additionally, Mr. Singhal is eligible to receive annual cash bonuses, with a target bonus opportunity of not less than 75% of Mr. Singhal’s base salary for the applicable calendar year, and subject to achievement of performance metrics established by the Compensation Committee. Mr. Singhal is also eligible for equity-based and/or non-equity-based awards and incentives as determined by the Compensation Committee. The Agreement also provides for indemnification, other fringe benefits like an annual health assessment, long-term disability and life insurance, and contains restrictive covenants, including confidentiality, non-compete and non-interference restrictions.

In the event Mr. Singhal’s employment is terminated by the Company other than for Cause (as defined in the Agreement), death or disability, or if he resigns for Good Reason (as defined in the Agreement), Mr. Singhal will be entitled to receive: (i) severance equal to 200% of the sum of (A) his base salary and (B) the greater of his most recently declared bonus or the average of his three most recently declared bonuses, payable over 24 months; (ii) continued medical and dental benefits until the earlier of the end of the maximum applicable COBRA coverage period or for the 24 months following termination (or cash payments in lieu thereof following expiration of COBRA coverage); (iii) continued life and long-term disability insurance for 24 months following the termination; and (iv) accelerated vesting of outstanding unvested equity and other incentive awards. Receipt of these benefits is subject to Mr. Singhal’s execution of a separation agreement and release of claims and compliance with post-termination restrictive covenants.

In the event of a Change of Control (as defined in the Agreement), Mr. Singhal will be entitled to receive a separation payment consisting of: (i) a lump-sum payment, payable within 30 days following his termination, equal to 300% of the sum of his base salary and the greater of his most recently declared bonus or the average of his three most recently declared bonuses; (ii) continued medical and dental benefits for up to 36 months following termination (or, if shorter, through the end of the applicable COBRA coverage period, with cash payments in lieu of coverage thereafter); (iii) continued life and long-term disability insurance for 36 months following termination; and (iv) accelerated vesting of outstanding unvested equity and other incentive awards.

All payments and benefits are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code (“Section 409A”).

The description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

In addition, on March 9, 2026, the Company and Mr. Jack Abuhoff, the Company’s Chief Executive Officer, entered into an amendment (the “Amendment”) to the employment agreement, as amended, between the Company and Mr. Abuhoff, effective as of February 1, 2009 (the “Amended Employment Agreement”). The Amendment clarifies that the acceleration of equity-based or non-equity-based awards with tiered performance metrics and payouts for which the performance period has not yet ended will be considered to have met 100% of the payout target of such award.

The description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index below.

Exhibit Index

Exhibit	Description

10.1	Employment Agreement, by and between Innodata Inc. and Rahul Singhal effective January 1, 2026.

10.2	Amendment Number 3 to Employment Agreement, by and between Innodata Inc. and Jack Abuhoff, as amended, effective as of February 1, 2009.

104	Cover Page Interactive Data File (formatted in iXBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INNODATA INC.

Date: March 10, 2026	By:	/s/ Amy R. Agress
Amy R. Agress
Senior Vice President and General Counsel